AMENDMENT TO THE
CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO THE CONVERTIBLE PROMISSORY NOTE (the “Amendment”), dated as of ____, 2015, is made by and between EFACTOR GROUP CORP., a Nevada corporation (the “Borrower”), and MAGNA EQUITIES II, LLC, a New York limited liability company (the “Holder”).

A.           On _____, 2015, the Borrower issued to the Holder that certain Convertible Promissory Note (the “Note”) in the principal amount of $_____, a copy of which is attached hereto as Exhibit A; and

B.           The Borrower and Holder desire to enter into this Amendment to amend certain terms of the Note.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the Borrower and the Holder, intending to be legally bound, and pursuant to Section 4.3 of the Note, hereby agree to amend the Note as follows:

1.            DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

2.            AMENDMENT. The Note is hereby amended as follows:

(a)          The following sentence is hereby added to the end of Section 1.1 of the Note:

“Notwithstanding anything contained in the paragraphs above, in the event the Borrower consummates a registered primary offering of its securities (a “Primary Offering”) prior to the repayment or conversion of this Note, the Holder shall have the right, in its discretion, to (x) demand repayment in full of 40% of the outstanding principal and interest under this Note as of the date of the Primary Offering (the “Cash Portion”), which repayment shall be made in an amount equal to 125% of the Cash Portion and (y) convert the remaining 60% of the outstanding principal and interest under this Note into the securities offered in the Primary Closing, at the closing of such Primary Offering, at a conversion price equal to a 25% discount to the offering price to investors in the Primary Offering (the “Primary Offering Conversion”). The Borrower shall provide the Holder no less than ten (10) business days’ notice of the anticipated closing of a Primary Offering and an opportunity to exercise its repayment and conversion rights in connection therewith. Holder may, by notice given to Borrower within five (5) business days after Borrower’s delivery of the notice of the anticipated closing of the Primary Offering, elect to exercise its repayment and conversion rights in connection therewith. Upon Borrower’s satisfaction of the payments and conversions set forth in this paragraph, Holder agrees that this Note shall no longer be in effect and Borrower shall have no further obligations to Holder under this Note.”

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(b)          A new Section 1.10 is added to the Note as follows:

“Lock-Up and True-Up.

(a)          Notwithstanding anything contained in this Note to the contrary, except for a Primary Offering Conversion, the Holder hereby agrees (i) not to convert this Note in whole or in part into shares of Common Stock and (ii) not to sell any shares of Common Stock, in each case from the date hereof until the earlier of the date that is fifteen (15) days following (x) a Primary Offering and (y) the date that the Common Stock is listed on a U.S. national securities exchange; provided, however, that the Holder shall not be subject to any further restrictions hereunder in the event that (A) the Primary Offering has not been consummated by October 31, 2015 or (B) the Trading Price is below $2.00.

(b)          If on the sixtieth (60th) day after the date of the Primary Offering (the “Make Whole Date”) the Market Price (as defined below) is less than the offering price of the Common Stock issued in the Primary Offering (the “Offering Price”), then the Holder shall be entitled to receive the number of shares of Common Stock equal in value to (x) (i) the difference between the Market Price and the Offering Price multiplied by (ii) the original number of shares of Common Stock issuable upon conversion of the Note, divided by (y) the Market Price (the “Make Whole Shares”). The Make Whole Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Act”), and may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. As used in this Section 1.10(b), “Market Price” shall mean the volume weighted average Trading Price of the Common Stock for the ten (10) trading days immediately prior to the Make Whole Date; provided, however, that in no circumstance shall the “Market Price” be lower than $1.50 for purposes of this Section 1.10(b).”

3.            REGISTRATION RIGHTS. On or prior to the 45th calendar day following the closing of a Public Offering, the Borrower shall file a registration statement on Form S-1 (or Form S-3 if the Borrower is eligible) with the Securities and Exchange Commission covering the resale of the shares of Common Stock issued or issuable upon conversion of the Note.

4.            TERMINATION. This Amendment may be terminated upon mutual written consent of both parties. Either party may terminate this Amendment by giving written notice to the other party after the occurrence of one of the following events:

(a)          any material breach of this Amendment by the other party that is not capable of being cured;

(b)          any breach of this Amendment by the other party that, if capable of being cured, is not cured within five (5) days after written notice of such breach is received by the breaching party;

(c)          the Primary Offering has not been consummated by October 31, 2015; or

(d)          the Trading Price is below $2.00.

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5.            miscellanous.

(a)         No Further Amendment. Except for the amendments to the Note set forth and referred to in this Amendment, the Note shall remain unchanged and in full force and effect.

(b)         No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(c)         No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(d)         Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature delivered by fax or e-mail/.pdf transmission shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature, and deliver by such means shall be due deliver hereof.

(e)         Headings. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Borrower have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

BORROWER:

EFACTOR GROUP CORP.

By:
Name:
Title:

HOLDER:

MAGNA EQUITIES II, LLC

By:
Name:
Title:

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EXHIBIT A

Convertible Promissory Note